Exhibit 23(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

 The Board of Directors
 Hallmark Financial Services, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (File Nos. 333-41220, 333-140000 and 333-160050) and Form S-3 (File No. 333-171696) of Hallmark Financial Services, Inc. and subsidiaries (the Company) of our report dated March 25, 2010, relating to the consolidated balance sheet of Hallmark Financial Services, Inc. and subsidiaries as of December 31, 2009, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the two-year period ended December 31, 2009 and all financial statement schedules, which appears in this Form 10-K of Hallmark Financial Services, Inc.

The aforementioned report, with respect to the consolidated financial statements of the Company, refers to the change, in 2009, in the Company’s method of evaluating other-than-temporary impairments of debt securities due to the adoption of new accounting requirements issued by the Financial Accounting Standards Board, as of April 1, 2009.

/s/ KPMG LLP
KPMG LLP
Dallas, Texas
March 14, 2011